UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SWITCH & DATA FACILITIES COMPANY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than the Registrant)

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SWITCH & DATA FACILITIES COMPANY, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 20, 2009

Dear Stockholder:

On Wednesday, May 20, 2009, Switch & Data Facilities Company, Inc. (“Switch & Data”) will hold its 2009 Annual Meeting of Stockholders at the InterContinental Hotel, 4860 West Kennedy Boulevard, Tampa, Florida 33607. The Board of Directors cordially invites all stockholders to attend the meeting which will begin at 11:30 a.m., Eastern Time.

We are holding this meeting for the following purposes:

1.	To elect three Class III directors to hold office for a three-year term expiring in 2012;

2.	To approve an amendment to increase the size of the Switch & Data 2007 Stock Incentive Plan by 3,181,728 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2009; and

4.	To attend to other business properly presented at the meeting.

Switch & Data’s Board of Directors selected March 23, 2009 as the record date for determining stockholders entitled to vote at the meeting.

We have elected to take advantage of new Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you need further assistance, please contact Switch & Data’s Investor Relations at (866) 797-2633.

BY ORDER OF THE BOARD OF DIRECTORS

Clayton Mynard
Vice President, General Counsel and Secretary

Tampa, Florida

April 6, 2009

QUESTIONS AND ANSWERS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials, including this Proxy Statement and the Switch & Data 2009 Annual Report to Stockholders, by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a notice (the “Notice”) was mailed to most of our stockholders which instructs you as to how to access and review all of the proxy materials on the Internet. The Notice also instructs you as to how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions in the Notice for requesting such materials.

Q:	When will the proxy materials first be made publicly available?

A:	The proxy materials will first be made publicly available on April 6, 2009.

Q:	Why am I receiving these materials?

A:	Switch & Data’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Switch & Data to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, May 20, 2009 at 11:30 a.m., Eastern Time, at the InterContinental Hotel, 4860 West Kennedy Boulevard, Tampa, Florida 33607. A valid driver’s license or other picture I.D. is required for entry to the meeting.

Q:	On what items of business am I voting?

A:	The election of three Class III directors to hold office for a three-year term expiring in 2012, the approval of an amendment to increase the size of the Switch & Data 2007 Stock Incentive Plan by 3,181,728 shares and the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2009.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned Switch & Data common stock at the close of business on March 23, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number set forth below; (2) using the Internet website set forth below; or (3) by mail, if you request printed copies of proxy materials. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Q:	Can I change my vote?

A:	Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by the following:

1) notifying Switch & Data’s Secretary that you have revoked your proxy;

2) voting in person;

3) returning a later-dated proxy card;

4) voting through the Internet at www.proxyvote.com at a later date; or

5) voting through the toll-free telephone number by calling 1-800-690-6903 at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, 34,563,013 shares of Switch & Data common stock were issued and outstanding. Every holder of Switch & Data common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	The holders of a majority of the voting power of Switch & Data’s issued and outstanding stock entitled to vote at the meeting, present in person or represented by proxy shall constitute a quorum. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. If a broker, bank, custodian, nominee or other record holder of Switch & Data common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum, but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present.

With regard to the proposals for the approval of an amendment to increase the size of the Switch & Data 2007 Stock Incentive Plan by 3,181,728 shares and the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered public accountants for the fiscal year ending December 31, 2009, the proposals must receive the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, present in person or represented by proxy. An abstention is considered as present and entitled to vote, but is not considered a vote cast with respect to that proposal. Because each of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of Switch & Data entitled to vote, an abstention will have the effect of a vote against each of the other proposals. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on either Proposal 2 or 3.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Clayton Mynard, Switch & Data’s Vice President, General Counsel and Secretary and George Pollock, Jr., Switch & Data’s Senior Vice President and Chief Financial Officer, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (i) FOR the election of each of the nominees for director; (ii) FOR the approval of an amendment to increase the size of the Switch & Data 2007 Stock Incentive Plan by 3,181,728 shares; (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Switch & Data’s independent registered accountants for the fiscal year ending December 31, 2009; and (iv) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	Stockholders eligible to vote at the Annual Meeting may vote on the Internet at www.proxyvote.com. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on May 19, 2009.

Stockholders eligible to vote at the Annual Meeting may also vote by telephone by calling (800) 690-6903 on any touch-tone telephone. Votes submitted via telephone must be received by 11:59 p.m., Eastern Time, on May 19, 2009.

Stockholders voting via the Internet or the telephone should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the stockholder must bear.

Please note that the method of voting does not affect your right to vote in person at the Annual Meeting. Also, please be aware that Switch & Data is not involved in the operation of either of the voting procedures described above and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies or any erroneous or incomplete information that may appear.

Q:	When are the stockholder proposals for the 2010 Annual Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, no earlier than October 8, 2009 and no later than December 7, 2009. In addition, the proxy solicited by the Board for the 2009 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 20, 2010.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual stockholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	What is the complete mailing address, including zip code, of Switch & Data’s principal office?

A:	Switch & Data’s principal executive office is located at 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607, and its telephone number at that location is (813) 207-7700.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

The Board currently has eight directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2010 (Class I directors), 2011 (Class II directors) and 2009 (Class III directors). At the Annual Meeting, you and the other stockholders will elect three individuals to serve as directors until the 2012 Annual Meeting. The Board has nominated Keith Olsen, G. Michael Sievert and M. Alex White, who are all current members of the Board, to stand for re-election at the Annual Meeting for Class III director seats. Pursuant to The NASDAQ Marketplace Rules and the applicable SEC rules, the Board determined that Messrs. Sievert and White are each independent. Detailed information on each nominee is provided under the heading Directors and Executive Officers.

The individuals named as proxies will vote the enclosed proxy for the election of Keith Olsen, G. Michael Sievert and M. Alex White unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

Information about the Board of Directors and Committees

The Board has determined that the following members of the Board are independent pursuant to Rule 4200(a)(15) of The NASDAQ Marketplace Rules and the applicable SEC rules: Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck and M. Alex White. The Board has determined that Keith Olsen, who is a Switch & Data officer, is not independent.

The Board met nine times during 2008. Each director attended at least 75% of the aggregate of: (a) the total number of meetings of the Board held during the period when he or she was a director; and (b) the total number of meetings held by all committees of the Board on which he or she served during the period when he or she was a director.

The Board encourages, but does not require, all directors and director nominees to attend the Annual Meeting. Three of Switch & Data’s directors attended the 2008 Annual Meeting.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Board may also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and Switch & Data’s amended certificate of incorporation and amended and restated by-laws.

Audit Committee

Our Audit Committee consists of M. Alex White, Kathleen Earley and Michael Sileck. Mr. White acts as the chairperson of the Audit Committee. All members are “independent” as defined under and required by applicable SEC rules and The NASDAQ Marketplace Rules, and the Board has determined that Messrs. White and Sileck are “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. The purpose of the Audit Committee is to assist the Board in the oversight of: (1) the integrity of Switch & Data’s financial statements and reports; (2) the independent registered public accountants’

qualifications, independence and performance; (3) the performance of the internal audit function; (4) Switch & Data’s system of internal controls and (5) Switch & Data’s compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, PricewaterhouseCoopers LLP. In addition, approval of the Audit Committee is required prior to our entering into any related-party transaction. It is also responsible for “whistle-blowing” procedures and certain other compliance matters.

The Audit Committee met four times during 2008, and its charter can be located on our website at www.switchanddata.com.

Compensation Committee

Our Compensation Committee currently consists of Arthur Matin, George Kelly and G. Michael Sievert, each of whom is independent within the meaning of Rule 4200(a)(15) of The NASDAQ Marketplace Rules. Mr. Matin acts as the chairperson of the Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board regarding the compensation and benefits of Switch & Data’s executive officers. The Compensation Committee also administers the issuance of stock options and other awards under Switch & Data’s stock plans and establishes and reviews policies relating to the compensation and benefits of Switch & Data’s employees and consultants. In addition, the Compensation Committee has the exclusive authority to retain and to terminate a compensation consultant. It exercised this authority in 2008 by retaining Watson Wyatt Worldwide (“Watson Wyatt”), a nationally recognized executive compensation consulting firm, to provide a thorough executive compensation study for the 2008 fiscal year and to assist in benchmarking the competitiveness of executive officer compensation. The Compensation Committee is authorized by its charter to form and delegate authority to subcommittees when appropriate. See “Compensation Discussion and Analysis” and “Compensation Committee Report.”

The Compensation Committee met three times during 2008, and its charter can be located on our website at www.switchanddata.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee establishes procedures for the nominating process, recommends candidates for election to the Board and nominates officers for election by the Board. The Corporate Governance and Nominating Committee’s purpose is also to encourage and enhance communication among independent directors.

The current members of the Corporate Governance and Nominating Committee are Kathleen Earley, George Kelly, William Luby, Arthur Matin, G. Michael Sievert, Michael Sileck and M. Alex White, each of whom is independent within the meaning of Rule 4200(a)(15) of The NASDAQ Marketplace Rules. Mr. Luby acts as the chairperson of the Corporate Governance and Nominating Committee. The purposes of the Nominating and Corporate Governance Committee are: (1) to identify new candidates who are qualified to serve as directors of Switch & Data and on committees of the Board; (2) to recommend to the Board the candidates for election to the Board; (3) to advise the Board with respect to the Board’s composition, procedures and committees; (4) to oversee the evaluation of the Board and (5) to enhance communication among independent directors. As set forth in the general guidelines established pursuant to its charter, the Corporate Governance and Nominating Committee seeks to identify potential directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole. In selecting nominees, the Corporate Governance and Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Corporate Governance and Nominating Committee has the authority to retain a third-party search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Corporate Governance and Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Corporate Governance and Nominating Committee and by the Board.

The Corporate Governance and Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Corporate Governance and Nominating Committee’s consideration may do so by writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. A stockholder’s notice must:

1.	set forth as to each proposed nominee, (a) the name, age, business address and residence address of the proposed nominee; (b) the proposed nominee’s principal occupation or employment; (c) the class or series and number of shares of Switch and Data capital stock owned beneficially or of record by the proposed nominee and (d) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filing required by the applicable SEC rules to be made in connection with solicitations of proxies for election of directors;

2.	set forth as to the stockholder giving the notice, (a) the stockholder’s name and record address; (b) the class or series and number of shares of Switch and Data capital stock owned beneficially or of record by the stockholder; (c) a description of all arrangements or understandings between the stockholder and each nominee any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (e) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filing required by the applicable SEC rules to be made in connection with solicitations of proxies for election of directors and

3.	be accompanied by the proposed nominee’s written consent to be nominated and, if elected, to serve as a director. In addition, Switch & Data may require the proposed nominee to provide additional information or to meet in person to discuss any additional information.

The Corporate Governance and Nominating Committee met two times during 2008, and its charter can be located on our website at www.switchanddata.com.

Communications with Board of Directors

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Such communications will be delivered directly to the Board.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee do not have any interlocking relationships as defined under applicable SEC regulations.

Code of Ethics

Switch & Data has adopted a Code of Ethics that is applicable to all directors, executive officers and employees. The Code of Ethics is located on our website at www.switchanddata.com.

Transactions with Related Persons

In 2008, there were no transactions with related persons of the type required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the Securities and Exchange Commission.

Review, Approval or Ratification of Transactions with Related Persons

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Switch & Data and its stockholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Switch & Data and its stockholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Switch & Data would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are not inconsistent with the best interests of Switch & Data and its stockholders. While the Board does not currently have a written related party transactions policy governing the Board’s policies and procedures regarding the review, approval or ratification of related party transactions, the Board is confident that the Audit Committee will adequately review and approve, ratify or deny all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. APPROVAL OF AMENDMENT TO THE SWITCH & DATA 2007 STOCK INCENTIVE PLAN.

On January 24, 2007, prior to the consummation of our initial public offering and corporate reorganization (which closed on February 16, 2007), our Board of Directors approved the 2007 Stock Incentive Plan (the “Stock Incentive Plan”) and authorized 5,132,542 shares of common stock to be reserved for issuance pursuant to the terms of the Stock Incentive Plan. Eligible participants in the Stock Incentive Plan include our employees, consultants and non-employee directors. The Stock Incentive Plan provides for the granting of both “incentive stock options” as defined in Section 422 of the Internal Revenue Code (the “Code”) and nonqualified stock options, as well as restricted stock, stock appreciation rights and other stock-based awards.

Proposal

The Board of Directors recently adopted an amendment to the Stock Incentive Plan, subject to stockholder approval. The amendment to the Stock Incentive Plan provides for a 3,181,728 share increase in the aggregate number of shares of Switch & Data common stock that may be subject to future awards under the Stock Incentive Plan as of December 31, 2008 from 5,132,542 shares to 8,314,270 shares. As of December 31, 2008, 34,563,013 shares of Switch & Data’s common stock were issued and outstanding; stock options covering a total of 2,708,253 shares, with a weighted average exercise price of $12.10 and a weighted average remaining term of 7.85 years, were outstanding under the Stock Incentive Plan; and 2,424,289 shares remained available for future grants.

The Board of Directors adopted this amendment, subject to stockholder approval. Therefore, this amendment will not become effective if the stockholders do not approve it.

Recommendation of the Board of Directors

The Board of Directors believes that it is in Switch & Data’s best interests to amend the Stock Incentive Plan to provide for a 3,181,728 share increase in the aggregate number of shares of Switch & Data common stock that may be used for future awards under the Stock Incentive Plan. The Board of Directors believes that this proposed increase in the total number of shares available for awards under the Stock Incentive Plan is necessary to ensure that a sufficient number of shares will be available to fund our compensation programs. Further, the Board of Directors believes that, unless our stockholders approve this amendment, the shares available for awards under the Stock Incentive Plan will likely be insufficient to satisfy our equity compensation needs beyond the end of 2009. Therefore, if our stockholders do not approve this amendment, we will experience a shortfall of shares available for issuance under the Stock Incentive Plan that we believe will adversely affect our ability to attract, retain and reward associates who contribute to our long term success.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Summary of the Stock Incentive Plan, as Amended, Subject to Stockholder Approval

The following summary of the Stock Incentive Plan is qualified in its entirety by the terms of the Stock Incentive Plan, a copy of which reflecting the amendment referenced herein is attached to this proxy as Appendix A.

Purpose. The purposes of the Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of Switch & Data and to promote the success of Switch & Data’s business.

Awards. The Stock Incentive Plan provides for awards of incentive stock options, nonqualified stock options, restricted stock awards, performance units, performance shares and stock appreciation rights.

Stock Subject to the Stock Incentive Plan. The aggregate number of shares of common stock that may be issued pursuant to awards under the Stock Incentive Plan as of December 31, 2008 (prior to the proposed 3,181,728 share increase), subject to adjustment upon a change in capitalization, is 5,132,542 shares. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Stock Incentive Plan. The purpose of this proposal is to increase the number of securities subject to the Stock Incentive Plan by 3,181,728.

Administration. The Stock Incentive Plan will be administered by the Board of Directors or one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or both. Subject to the other provisions of the Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. The Administrator may not modify or amend any outstanding stock option so as to specify a lower exercise price or accept the surrender of an outstanding stock option and authorize the granting of a new stock option with a lower exercise price in substitution for the surrendered stock option. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more officers of Switch & Data to designate officers (other than the officer so authorized) and employees of Switch & Data to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that an officer or officers of Switch & Data may grant.

Eligibility. The Stock Incentive Plan provides that the Administrator may grant awards to employees and consultants, including non-employee directors. However, the Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. The Administrator shall not grant to any employee, in any fiscal year of Switch & Data, stock options to purchase more than 1,000,000 shares of common stock.

Maximum Term and General Terms and Conditions of Awards. With respect to any grantee who owns stock possessing 10% or more of the voting power of all classes of stock of Switch & Data (a “10% Stockholder”), the maximum term of any incentive stock option granted to such optionee must not exceed five years. The term of all other options granted under the Stock Incentive Plan may not exceed 10 years.

Each award granted under the Stock Incentive Plan is evidenced by a written agreement between the grantee and Switch & Data and is subject to the following general terms and conditions:

(a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates for any reason (other than upon the grantee’s death or disability), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding three months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s restricted stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.

(b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), the grantee may exercise his unexercised option or stock appreciation right, but only within 12 months from the date of such disability, and only to the extent that the optionee was entitled to exercise it at the date of such disability (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s restricted stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such disability, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such death shall terminate.

(c) Death. In the event of a grantee’s death, the grantee’s estate or a person who acquired the right to exercise the deceased grantee’s option or stock appreciation right by bequest or inheritance may exercise the option or stock appreciation right, but only within 12 months following the date of death, and only to the extent that the grantee was entitled to exercise it at the date of death (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s restricted stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such death, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such death shall terminate.

(d) Nontransferability of Awards. Except as described below, an award granted under the Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance. To the extent and in the manner permitted by applicable law and the Administrator, a grantee may transfer an award to certain family members and other individuals and entities.

Terms and Conditions of Options. Each option granted under the Stock Incentive Plan is subject to the following terms and conditions:

(a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% (110% for an incentive stock option granted to a 10% Stockholder) of the fair market value of the common stock on the date the option is granted. The Stock Incentive Plan provides exceptions for certain options granted in connection with an acquisition by Switch & Data of another corporation or granted as inducements to an individual’s commencing employment with Switch & Data. For so long as Switch & Data’s common stock is traded on the Nasdaq Global Market, the fair market value of a share of common stock shall be the mean between the high bid and low asked prices for the common stock on the day of determination, or, if there was no bid and asked quotation on such date, for the last preceding date on which there was a bid and asked quotation for the common stock in such market, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to Switch & Data, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to Switch & Data.

(c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist entirely of cash, check, promissory note, other shares of Switch & Data’s common stock, any combination thereof, or any other legally permissible form of consideration as may be provided in the Stock Incentive Plan and the award agreement.

(d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options.

(e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the Stock Incentive Plan.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to Switch & Data of a notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the percentage stated in the award agreement of the fair market value of a share of common stock over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right may be in cash, shares of common stock or a combination of cash and shares of common stock, as determined by the Administrator. The Administrator shall not grant to any employee, in any fiscal year of Switch & Data, stock appreciation rights covering more than 1,000,000 shares of common stock.

Restricted Stock Awards. The Administrator may grant awards of shares of common stock in such amount and upon such terms and conditions, including forfeiture conditions and other restrictions, as the Administrator specifies in the award agreement. To the extent the Compensation Committee of the Board of Directors considers it desirable for compensation delivered pursuant to a stock award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Compensation Committee may provide that the lapsing of restrictions on the stock award and the distribution of shares, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each such stock award at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance target(s) relate. The performance criteria applicable to such stock awards will be one or more of the following criteria: common stock price; average annual growth in earnings per share; increase in shareholder value; earnings per share; net income; return on assets; return on shareholders’ equity; increase in cash flow; operating profit or operating margins; revenue growth of the Company; and operating expenses. Prior to the payment of any such performance-based restricted stock award, the Compensation Committee shall certify in writing that the applicable performance target(s) was met. No more than 1,000,000 shares of performance-based restricted stock may be granted to an individual in any calendar year. Dividends or dividend equivalents are not paid on performance-based restricted stock awards during the performance-period.

Performance Units and Performance Shares. The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.

The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.

Adjustment upon Changes in Capitalization. In the event of changes in the outstanding stock of Switch & Data by reason of any stock splits, reverse stock splits, stock dividends, mergers, recapitalizations or other change in the capital structure of Switch & Data, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the Stock Incentive Plan, (ii) the number and class of shares of common stock subject to any award outstanding under the Stock Incentive Plan and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.

Change in Control. In the event of a proposed dissolution or liquidation of Switch & Data, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board may, in the exercise of its sole discretion in such instances, declare that any option or stock appreciation right shall terminate as of a date fixed by the Board and give each grantee the right to exercise his option or stock appreciation right as to all or any part of the stock covered by such award, including shares as to which the option or stock appreciation right would not otherwise be exercisable.

In the event of a merger of Switch & Data with or into another corporation or the sale of substantially all of the assets of Switch & Data, each outstanding option and stock appreciation right shall be assumed or an equivalent option and stock appreciation right shall be substituted by the successor corporation; provided, however, if such successor or purchaser refuses to assume the then outstanding options or stock appreciation rights, the Stock Incentive Plan provides for the acceleration of the exercisability of all or some outstanding options and stock appreciation rights. In the event of the acquisition by any person, other than Switch & Data, of 50% or more of Switch & Data’s then outstanding securities, unless otherwise determined by the Board in its discretion, all outstanding options and stock appreciation rights which are vested and exercisable shall be terminated in exchange for a cash payment.

Amendment and Termination of the Stock Incentive Plan. The Board may at any time amend, alter, suspend or terminate the Stock Incentive Plan. Switch & Data shall obtain stockholder approval of any amendment to the Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which the common stock is listed or quoted). No amendment or termination of the Stock Incentive Plan shall impair the rights of any grantee, unless mutually agreed otherwise between the grantee and Switch & Data, which agreement must be in writing and signed by the grantee and Switch & Data. In any event, the Stock Incentive Plan shall terminate on January 24, 2017. Any awards outstanding under the Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Tax Information

Pursuant to the Stock Incentive Plan, Switch & Data may grant either “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, stock appreciation rights, restricted stock awards, performance units or performance shares.

An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.

Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market of the shares at the date of the option exercise or (b) the sale price of the shares. Switch & Data will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

All options that do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Switch & Data will be subject to tax withholding by Switch & Data. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. Switch & Data will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.

With respect to restricted stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. Switch & Data will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.

With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture, the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. Switch & Data will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income realized by the grantee.

All of the above-described deductions are subject to the limitations on deductibility described in Section 162(m) of the Code. It is Switch & Data’s intention that the plan be construed and administered in a manner that maximizes the deductibility of compensation under Section 162(m) of the Code.

The foregoing is only a summary of the effect of federal income taxation upon the grantee and Switch & Data with respect to the grant and exercise of awards under the Stock Incentive Plan, does not purport to be complete and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP to audit the financial statements of Switch & Data for the fiscal year ending December 31, 2009, and to perform other appropriate services, subject to ratification by stockholders. PricewaterhouseCoopers LLP has audited the financial statements of Switch & Data (and Switch & Data’s predecessor entity, the “Predecessor”) since the period ended December 31, 1998. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

AUDIT COMMITTEE REPORT

Switch & Data Facilities Company, Inc.’s Audit Committee is composed of three directors, all of which the Board has determined to be independent for purposes of both Rules 4200(a)(15) and 4350(d) of The NASDAQ Marketplace Rules and the applicable SEC rules. The Audit Committee operates pursuant to the Audit Committee Charter posted on Switch & Data’s website (www.switchanddata.com).

With respect to Switch & Data’s 2008 fiscal year, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Switch & Data’s management and the independent registered public accountants;

2. The Audit Committee has discussed with the independent registered public accountants of Switch & Data the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

3. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountants’ independence; and

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in Switch & Data’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. In performing its oversight responsibility, members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s considerations and discussions do not ensure that the audit of Switch & Data’s financial statements has been carried out in accordance with generally accepted auditing standards (GAAS) or that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America (GAAP).

Submitted by the Audit Committee

M. Alex White (Chairperson)

Kathleen Earley

Michael Sileck

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Switch & Data’s consolidated financial statements for the year ended December 31, 2008 have been audited by PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has also been selected, subject to ratification by stockholders, to audit Switch & Data’s consolidated financial statements for the year ending December 31, 2009, and to provide review services for each of the quarters in the year ending December 31, 2009. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make any other statement that he deems appropriate.

Aggregate fees for professional services rendered for Switch & Data and the Predecessor, collectively, by PricewaterhouseCoopers LLP for the years ended December 31, 2007 and 2008, were as follows:

	December 31,
	2007	2008
Audit Fees	$1,039,600	$1,282,000
Audit-Related Fees	—	—
Tax Fees	157,741	177,963
All Other Fees	1,690	1,690

Total Fees	$1,199,031	$1,461,653

Audit Fees for the years ended December 31, 2007 and 2008, respectively, were for professional services rendered for the audits of the consolidated financial statements of Switch & Data and the Predecessor, consents, income tax provision procedures, comfort letters and assistance with review of documents filed with the SEC (including Switch & Data’s S-1 and S-3 Registration Statements).

Audit-Related Fees are for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of Switch & Data’s financial statements and are not reported under “Audit Fees.”

Tax Fees for the years ended December 31, 2007 and 2008, respectively, were for services related to tax compliance, including the preparation of tax returns, and tax planning and tax advice, including assistance with tax audits and appeals.

All Other Fees for the years ended December 31, 2007 and 2008, respectively, were for accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accountants

In connection with rules adopted under the Sarbanes-Oxley Act of 2002, the Audit Committee established a practice of pre-approving all services provided by PricewaterhouseCoopers LLP. The Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to Switch & Data by PricewaterhouseCoopers LLP. The policy: (i) identifies the guiding principles that the Audit Committee must consider in approving services to ensure that PricewaterhouseCoopers LLP’s independence is not impaired; (ii) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that may not be performed and (iii) sets forth pre-approval requirements for all permitted services.

Under the policy, a schedule is presented annually to the Audit Committee outlining the types of services that are likely to be performed during the year. The Audit Committee, based upon the guidelines in the policy, selects the services from that schedule that will be generally pre-approved and attaches the list of services as an appendix to the policy. The Audit Committee then sets an annual fee limitation for generally pre-approved services. For 2008, that limit was $50,000. Any fees for the generally pre-approved services that exceed this fee limit must be specifically pre-approved. In addition, any services not on the list of general pre-approved services must be specifically pre-approved.

Each member of the Audit Committee has been delegated the authority to provide any necessary specific pre-approval in the event that the full Audit Committee is not available. Any member of the Audit Committee who provides specific pre-approval must report such approval to the Audit Committee at its next meeting. To ensure compliance with the policy, a detailed report outlining all fees incurred for services provided by PricewaterhouseCoopers LLP is presented to the Audit Committee on a quarterly basis.

STOCK OWNERSHIP

The following table sets forth, as of March 23, 2009, certain information with respect to shares beneficially owned by (i) each person who is known by us to be the beneficial owner of more than five percent of Switch & Data’s outstanding shares of common stock, (ii) each of Switch & Data’s directors, (iii) each of Switch & Data’s executive officers, and (iv) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty (60) days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. Unless otherwise indicated, the address for each listed stockholder is c/o Switch & Data Facilities Company, Inc., 1715 N. Westshore Boulevard, Suite 650, Tampa, Florida, 33607. A total of 34,563,013 shares of Switch & Data’s common stock were issued and outstanding as of the Record Date.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage of Total
Keith Olsen(1)	722,628	2.1%
William Luby(2)(3)	5,456,612	15.7%
George Pollock, Jr.(4)	310,963	*
Ernest Sampera(5)	162,251	*
William Roach(6)	292,992	*
Charles Browning(7)	117,744	*
Ali Marashi(8)	63,166	*
Clay Mynard(9)	45,438	*
Kathleen Earley(10)	62,056	*
George Kelly(2)(11)	6,838,631	19.7%
Arthur Matin(12)	72,056	*
G. Michael Sievert(13)	16,250	*
Michael Sileck(13)	21,250	*
M. Alex White(14)	37,500	*
All directors and executive officers as a group(14 persons)	14,219,537	39.8%
The CapStreet Group(11)	6,822,035	19.6%
Seaport Capital(3)	5,441,612	15.7%
Columbia Wanger Asset Management, L.P.(15)(16)	3,475,000	10.0%

*	less than 1%
(1)	Includes 462,603 options that are exercisable within 60 days of March 23, 2009.
(2)	Includes 15,000 options that are exercisable within 60 days of March 23, 2009.
(3)

The shares beneficially owned by “Seaport Capital” include 3,218,627 shares (9.3%) owned of record by Seaport Capital Partners II, L.P. (“Seaport Partners”), 68,232 shares (0.2%) owned of record by Seaport Investments, LLC (“Seaport Investments”), 1,646,745 shares (4.8%) owned of record by CEA Capital Partners USA, LP (“CEA”) and 508,008 shares (1.5%) owned of record by CEA Capital Partners USA CI, LP (“CEA CI”). The general partner of Seaport Partners is CEA Investment Partners II, LLC. CEA Investment Partners II, LLC is controlled by Seaport Associates, LLC, which is controlled by William Luby and James Collis. Seaport Investments is controlled by Mr. Luby and Mr. Collis. CEA and CEA CI are each controlled by CEA Investment Partners, L.P. which is controlled by CEA Capital Corp. CEA Capital Corp. is controlled by J. Patrick Michaels, Jr. Mr. Luby, Mr. Collis and Mr. Michaels each disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interests therein. Each entity has an address of c/o Seaport Capital, 199 Water Street, 20th Floor, New York, NY 10038.

(4)	Includes 43,451 options that are exercisable within 60 days of March 23, 2009.
(5)	Includes 147,018 options that are exercisable within 60 days of March 23, 2009.
(6)	Includes 30,937 options that are exercisable within 60 days of March 23, 2009.
(7)	Includes 30,937 options that are exercisable within 60 days of March 23, 2009.
(8)	Includes 45,833 options that are exercisable within 60 days of March 23, 2009.
(9)	Includes 18,333 options that are exercisable within 60 days of March 23, 2009.
(10)	Includes 62,056 options that are exercisable within 60 days of March 23, 2009.
(11)	The shares beneficially owned by “The CapStreet Group” include 4,814,563 shares (13.9%) owned of record by CapStreet II, L.P. (“CapStreet II”), 589,409 shares (1.7%) owned of record by CapStreet Parallel II, L.P. (“CapStreet Parallel”), 1,417,649 shares (4.1%) owned of record by CapStreet Co-Investment II-A, L.P. (“CapStreet Co-Investment” and collectively with CapStreet Parallel, the “CapStreet Entities”) and 414 shares (less than 1%) owned of record by The CapStreet Group, LLC. The CapStreet Group, LLC, is (i) the general partner of CapStreet GP, II, L.P. which is the general partner of CapStreet II, and (ii) the general partner of each of the CapStreet Entities. Mr. Kelly, as Chairperson of The CapStreet Group, LLC, may be deemed to be the beneficial owner of these shares. Mr. Kelly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Each entity has an address of 600 Travis Street, Suite 6110, Houston, Texas 77002.
(12)	Includes 72,056 options that are exercisable within 60 days of March 23, 2009.
(13)	Includes 16,250 options that are exercisable within 60 days of March 23, 2009.
(14)	Includes 27,500 options that are exercisable within 60 days of March 23, 2009.
(15)	The amount shown and the following information is derived from a Schedule 13G filed by Columbia Wanger Asset Management, L.P. (“Columbia”), reporting beneficial ownership as of December 31, 2008. According to the Schedule 13G, Columbia has sole voting power over 3,161,500 shares and sole dispositive power over 3,475,000 shares. According to the Schedule 13G, certain of the shares that are reported on this Schedule 13G are held by Columbia Acorn Trust, a Massachusetts business trust, that is advised by Columbia.
(16)	The address for this stockholder is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock to file reports of ownership, and changes in ownership, of Switch & Data’s common stock with the SEC. The directors, officers and ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2008, all directors, executive officers and persons holding more than ten percent of Switch & Data’s common stock were in compliance with their filing requirements, except that, as a result of administrative errors, G. Michael Sievert did not timely file his Form 3 during our 2008 fiscal year. In addition, following our 2008 fiscal year: (i) George Kelly filed an amended Form 4 relating to shares acquired by his spouse in exchange for shares of our predecessor during our 2007 fiscal year; (ii) Ernest Sampera filed a late Form 4 that included the acquisition of shares during our 2007 fiscal year; and (iii) William Roach filed a late Form 4 relating to his exercise of stock options during our 2007 fiscal year.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers as of March 23, 2009 are as follows:

Name	Positions and Offices Held	Age	Year First Became a Director(1)
Keith Olsen	Chief Executive Officer, President, Director	52	2004
William Luby	Chairperson of the Board of Directors	49	1999
George Pollock, Jr.	Senior Vice President, Chief Financial Officer	41	—
Ernest Sampera	Senior Vice President of Marketing and Chief Marketing Officer	48	—
William Roach	Senior Vice President of Sales	65	—
Charles Browning	Senior Vice President of Operations	62	—
Ali Marashi	Vice President of Engineering and Chief Information Officer	40	—
Clayton Mynard	Vice President, General Counsel and Secretary	45	—
Kathleen Earley	Director	57	2003
George Kelly	Director	59	1999
Arthur Matin	Director	52	2003
G. Michael Sievert	Director	39	2008
Michael Sileck	Director	48	2008
M. Alex White	Director	57	2006

(1)	This column provides the date when each of our directors was appointed to Switch & Data’s or the Predecessor’s board of directors.

Mr. Luby and Ms. Earley are Class I directors; Messrs. Kelly, Matin, and Sileck are Class II directors; and Messrs. Olsen, Sievert, and White are Class III directors. The term of office of the Class III directors expires at the annual meeting of stockholders in 2009; the term of office of the Class I directors expires at the annual meeting of stockholders in 2010; and the term of office of the Class II directors expires at the annual meeting of stockholders in 2011. At each annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Keith Olsen, Chief Executive Officer, President and Director. Mr. Olsen was appointed as our President and Chief Executive Officer and as a member of our Board of Directors in February 2004. Prior to joining us, Mr. Olsen served as Vice President of AT&T, where he was responsible for indirect sales and global sales channel management from May 1993 to February 2004. From 1986 to 1993, Mr. Olsen served as Vice President of Graphnet, Inc., a provider of integrated data messaging technology and services. Mr. Olsen holds a bachelor’s degree from the State University of New York, Geneseo.

William Luby, Chairperson. Mr. Luby was appointed as the Chairperson of our Board of Directors in February 1999. Since October 1996, Mr. Luby has served as the Managing Partner of Seaport Capital and its predecessor companies. Mr. Luby currently serves as a director of several privately held companies, including Elias Arts, Mandalay Baseball Properties, Story Worldwide, Worley Industries and Mariannas Cablevision. Mr. Luby holds a bachelor’s degree from Trinity College and an MBA from The Fuqua School of Business at Duke University.

George Pollock, Jr., Senior Vice President, Chief Financial Officer and Treasurer. Mr. Pollock has served as our Chief Financial Officer since May 2001 and as a Senior Vice President since January 2003. From August 1999 to May 2001, Mr. Pollock served as our Vice President of Finance. Prior to joining us, Mr. Pollock served as Chief Financial Officer of the Merchant Banking Division of Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries, from January 1997 to August 1999. Mr. Pollock holds a bachelor’s degree and a master’s degree in accounting from the University of Florida. He is also a certified public accountant.

Ernest Sampera, Senior Vice President of Marketing and Chief Marketing Officer. Mr. Sampera has served as Senior Vice President of Marketing and Chief Marketing Officer since August 2004. Prior to joining us, Mr. Sampera served as Vice President of Channel Marketing for AT&T Business Services, where he was responsible for centralizing AT&T’s Business Sales Channel Marketing business unit from 2000 to 2003. Prior to AT&T, Mr. Sampera held executive sales, marketing and management information systems positions with IBM, UNISYS and the American Medical Association. Mr. Sampera holds a bachelor’s degree in finance from the University of Akron.

William Roach, Senior Vice President of Sales. Mr. Roach has served as Senior Vice President of Sales since November 2003. Prior to joining us, Mr. Roach served as Interim Chief Executive Officer of SonicWall, Inc., a provider of integrated Internet security appliances, from May 2002 to October 2003. From July 1999 to November 2001, Mr. Roach served as Chief Operating Officer and Chief Executive Officer of PCTEL, Inc., a provider of wireless connectivity products and test tools to cellular carriers, wireless Internet providers, personal computer original equipment manufacturers and wireless equipment manufacturers. Prior to his service at PCTEL, Inc., Mr. Roach held a variety of executive level business and sales positions at Maxtor Corporation, Wyle Corporation, Quantum Corporation and Intel Corporation. During his 13 year tenure at Intel, Mr. Roach held a variety of positions in general management, sales and marketing. Mr. Roach holds a bachelor’s degree from Purdue University.

Charles Browning, Senior Vice President of Operations. Mr. Browning has served as Senior Vice President of Operations since March 2008. From December 2000 to March 2008, Mr. Browning served as Vice President of Operations. Prior to becoming our Vice President of Operations, Mr. Browning served as our Director of Operations from March 2000 to November 2000. Before joining us, Mr. Browning served as Director, Americas Telecom Solutions for TCSI Corporation from 1999 to 2000, as Vice President, North American Operations—Communications Market Sector Group from 1997 to 1998 and Principal, Communications Market Sector from 1995 to 1997 for Unisys Corporation, and Managing Director, Manhattan Operations for NYNEX Corporation from 1991 to 1995. Mr. Browning holds a bachelor’s degree from the State University of New York.

Ali Marashi, Vice President of Engineering and Chief Information Officer. Mr. Marashi has served as Vice President of Engineering and Chief Information Officer since August 2005. Prior to joining us, Mr. Marashi served as Chief Technology Officer of Internap Network Services, where he was responsible for technology direction and development, network operations and carrier relations from March 2000 to June 2005. From July 1997 to March 2000, Mr. Marashi served as Network Engineer for Networks and Distributed Computing at the University of Washington. Mr. Marashi holds a bachelor’s degree from the University of Washington.

Clayton Mynard, Vice President, General Counsel and Secretary. Mr. Mynard has served as our Vice President, General Counsel and Secretary since June 2003. Prior to joining us, Mr. Mynard was Of Counsel to the private law firm of Allen Dell, P.A. from February 2003 to June 2003, and in private practice from May 2002 to May 2003. From October 2000 to April 2002, Mr. Mynard served as Vice President, Business Affairs and General Counsel to Communications Equity Associates (CEA), an international investment and merchant bank specializing in the media, communications and Internet industries. Mr. Mynard holds a J.D. from the University of Florida and a Bachelors degree from Florida State University.

Kathleen Earley, Director. Ms. Earley has been a member of our Board of Directors since September 2003. From November 2004 to September 2008, Ms. Earley served as President and Chief Operating Officer of TriZetto, a healthcare technology provider. From 1994 to 2001, Ms. Earley served as Senior Vice President of

Enterprise Networking and Chief Marketing Officer of AT&T. She currently serves as a director of two additional public companies: Vignette Corporation and Digital Realty Trust, Inc. Ms. Earley holds a bachelor’s degree and an MBA from the University of California, Berkeley

George Kelly, Director. Mr. Kelly has served as a member of our Board of Directors since February 1999. Since June 1990, Mr. Kelly has served as Chairperson of The CapStreet Group. Mr. Kelly currently serves as a director of Jackson Products, Inc., Warren Alloy, Inc. and Worldwise, Inc. Mr. Kelly holds a bachelor’s degree from Union College and an MBA from the Amos Tuck School of Business at Dartmouth College.

Arthur Matin, Director. Mr. Matin has been a member of our Board of Directors since November 2003. Since July 2008, Mr. Matin has served as President and Chief Executive Officer, and since September 2007, as Director, of Mandalay Baseball Properties, the owner of a number of minor league baseball franchises. From January 2007 to July 2008, Mr. Matin served as President, Chief Executive Officer, and Director of TouchTunes Music Corporation, a supplier of digital-downloading jukeboxes and music services to North America’s coin-machine operators and distributors. From March 2006 to September 2006, Mr. Matin served as President and Chief Executive Officer of Softricity, Inc., a provider of application virtualization and on-demand delivery services. From March 2004 to July 2005, Mr. Matin served as Executive Vice President of Worldwide Sales for Veritas Software Corporation, a provider of storage and security software. From November 2001 to February 2004, Mr. Matin served as President of McAfee Security for Network Associates, Inc., a supplier of network security and management software. From January 2000 to November 2001, Mr. Matin served as Senior Vice President of Sales and Marketing of CrossWorlds Software, Inc., a provider of enterprise application integration software. Prior to joining CrossWorlds Software, Inc., Mr. Matin managed U.S. and international sales operations at IBM for 19 years, most recently as Vice President of the Industrial Sector for the Americas.

G. Michael Sievert, Director. Mr. Sievert has been a member of our Board of Directors since February 2008. Since January 2009 (when Switchbox Labs, Inc., a company which Mr. Sievert co-founded in February 2008, was acquired by Lenovo, Inc.), Mr. Sievert has served as Senior Vice President and Chief Marketing Officer of Lenovo, Inc. From February 2008 to January 2009, Mr. Sievert served as the co-founder and Chief Executive Officer of Switchbox Labs, Inc. From February 2005 to February 2008, Mr. Sievert served as Microsoft Corporate Vice President, Windows Marketing. Prior to Microsoft, from February 2002 to February 2005, Mr. Sievert was Executive Vice President and Chief Marketing Officer at AT&T Wireless. From 1998 to 2001, Mr. Sievert held a series of positions at E*Trade Financial, including Vice President of Marketing, and Executive Vice President and Chief Global Marketing and Sales Officer. Mr. Sievert holds a bachelor’s degree in economics from the Wharton School at the University of Pennsylvania.

Michael Sileck, Director. Mr. Sileck has been a member of our Board of Directors since January 2008. Since January 2009, Mr. Sileck has been working independently as a consultant. From February 2007 through December 2008, Mr. Sileck served as Chief Operating Officer, and from June 2005 to February 2007, as Chief Financial Officer, of World Wrestling Entertainment, Inc. (“WWE”), a publicly traded entertainment company. In addition, Mr. Sileck served as a director of WWE from 2005 through December 2008. From March 2002 to March 2005, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of a leading global online careers property. From September 1999 to February 2002, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company. Mr. Sileck holds a bachelor’s degree from Wayne State University and an MBA from Oklahoma City University. He is also a Certified Public Accountant.

M. Alex White, Director. Mr. White has been a member of our Board of Directors since October 2006. Since October 2008, Mr. White has led the audit practice of Baumann, Raymondo & Company PA, an accounting firm based in Tampa, Florida. From February 2005 to October 2008, Mr White independently consulted with various companies regarding finance and accounting matters. From 1977 through January 2005, Mr. White was a practicing certified public accountant and, beginning in 1987, an audit partner with Deloitte & Touche LLP. Mr. White’s practice focused on public companies.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the material elements of compensation during the 2008 fiscal year for the following individuals, collectively referred to as the “Named Executive Officers”:

•	Keith Olsen, Chief Executive Officer, President and Director;

•	George Pollock, Jr., Senior Vice President, Chief Financial Officer and Treasurer;

•	Ernest Sampera, Senior Vice President of Marketing and Chief Marketing Officer;

•	Ali Marashi, Vice President of Engineering and Chief Information Officer;

•	William Roach, Senior Vice President of Sales ; and

•	Charles Browning, Senior Vice President of Operations.

This Compensation Discussion and Analysis should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure that follows.

The following provides a brief overview of the more detailed information that follows in this Compensation Discussion and Analysis:

•

Our executive compensation program consists primarily of three elements: base salary, annual cash performance bonuses (which are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column) and stock option awards.

•

To maintain competitive in regards to compensation, we generally target each element of our executive compensation program to be between the 50th and 75th percentile of our select peer group which includes the following ten companies (and which consists of competitors, customers, and certain other companies): Akamai Technologies, Inc., Equinix, Inc., Internap Network Services Corporation, Keynote Systems, Inc., Limelight Networks, Inc., NaviSite Inc., NIC Inc., SAVVIS, Inc., Terremark Worldwide, Inc., and Tumbleweed Communications Corp. (collectively, “Our Peer Group”).

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders.

•

The annual cash performance bonus element of our compensation package supports our “pay for performance” compensation philosophy; while the stock option award element serves as both a retention mechanism and as a means to focus our executives on long-term strategic goals, growth and performance.

•	A majority of our executives’ compensation is at risk in the form of annual cash performance bonuses and stock option awards.

•	We historically have not provided a large amount, or a broad range, of perquisites.

Primary Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•

Increase Our Overall Equity Value. One of our primary goals is to increase our overall equity value. We designed the annual cash performance bonus element of our executive compensation program to increase as our revenues and adjusted EBITDA increase above established targets and to decrease as these amounts decrease below established targets. We believe that this design provides our executives with a strong incentive to increase our overall equity value by working to increase our revenues and adjusted EBITDA. (Adjusted EBITDA is a non-GAAP measure that we define as operating income before depreciation, amortization, stock-based compensation, lease litigation costs, deferred rent, and certain other costs).

•

Alignment of Our Executives’ Interests with Those of Our Stockholders. We attempt to align our executives’ economic interests as closely as possible with our stockholders’, primarily through awarding stock options to our executives. We believe that our awarding of stock options to our executives encourages our executives to acquire and maintain significant ownership of our stock, which causes our stock value to have a significant financial impact on our executives.

•

Competitiveness and Internal Equity. To attract the best qualified executives, motivate these executives to perform at their best and to retain executives with abilities necessary to maximize our long-term equity value, our total compensation and benefits must be competitive and reflect the value of each executive’s position in the external market and within our organization. We attempt to maintain our competitiveness by targeting our executive compensation to be between the 50th and 75th percentile of Our Peer Group.

•

Reward Short-Term and Long-Term Performance. We believe that, particularly given the current poor conditions in the general economy, our stockholders’ interests are best-served by us linking a significant portion of our executive compensation to both short-term (in the form of annual cash performance bonuses) and long-term performance (in the form of stock option awards). As described below, if our revenues, adjusted EBITDA, or both, are below minimum thresholds, then our executives do not receive an annual cash bonus. Similarly, if our stock price does not rise to certain levels, then our executives do not receive a significant amount of potential long-term compensation.

•

Simplicity. We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remain simple and straightforward. We believe this relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies. This simplicity also increases the transparency of, and thus furthers our investors’ understanding of, such policies. We attempt to achieve this by maintaining a low number of elements in our executive compensation program, as well as structuring the performance criteria of our compensation elements in a straightforward manner.

Our Executive Compensation Process

Our Compensation Committee oversees our compensation and employee benefit plans, including our executive, director, incentive and equity-based compensation plans.

Regarding our executive compensation program, our Compensation Committee reviews at least annually: (i) the objectives of our executive compensation program, including the annual cash performance bonus element and the stock option award element, and (ii) the effectiveness of our executive compensation program in achieving these objectives. If our Compensation Committee deems it appropriate, it changes, or recommends that the Board change: (i) the objectives of our executive compensation program; (ii) the structure, details or desired results of the elements of our executive compensation program or (iii) both (i) and (ii).

As part of its role in overseeing our executive compensation program, our Compensation Committee evaluates annually the performance of our Chief Executive Officer and our other executive officers. Based partly on these evaluations, our Compensation Committee sets the compensation levels of our Chief Executive Officer and our other executive officers.

In setting these compensation levels, our Compensation Committee periodically reviews Mr. Olsen’s recommendations regarding our other executive officers, market data and assesses our competitive position for three components of executive compensation: (i) base salary; (ii) annual cash performance bonuses and (iii) stock option awards. In addition, our Compensation Committee has the exclusive authority to retain, and to terminate, a compensation consultant. In 2008, our Compensation Committee retained Watson Wyatt to provide a thorough executive compensation study for the 2008 fiscal year and to assist in benchmarking the competitiveness of executive officer compensation. Watson Wyatt reported to the Compensation Committee and did not provide any services to our management. Watson Wyatt utilized a number of national compensation surveys and proprietary databases for companies of similar size to us, as well as specific analysis of the compensation information contained in the proxy statements of a number of companies in the same industry as us.

In addition, as part of its duties in setting these compensation levels, our Compensation Committee establishes at the beginning of each year: (i) the performance goals to be achieved in order to determine the amount of annual cash performance bonuses that each of the executive officers will receive and (ii) the criteria for the granting of stock options. Our Compensation Committee establishes these goals and criteria based on our most recent annual results of operations and operating goals for the upcoming year. By basing the goals and criteria for our annual cash performance bonuses and stock option awards on our business operating goals, our Compensation Committee believes that it is providing significant economic incentives to our executives to create sustainable long-term value for our stockholders.

The final portion of our Compensation Committee’s duties in setting annual compensation levels occurs at the end of each year when it: (i) certifies that the performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code and (ii) approves the granting of the stock options in accordance with the criteria established at the beginning of the year.

Benchmarking

Our Compensation Committee addresses each element of our executive compensation program in the context of the compensation that the companies in our competitive marketplace provide. In past years, our Compensation Committee has informally reviewed the compensation practices of comparable companies rather than retain a compensation consultant to conduct a formal assessment. In 2008, however, as discussed above, our Compensation Committee formally retained Watson Wyatt to assess our executive compensation program. Specifically, Watson Wyatt focused on our executive pay packages, our mix of compensation components, the alignment of our current pay packages with our overall pay philosophy and strategy and the annual cash performance bonus element and stock option award element of our executive compensation program.

While our Compensation Committee currently plans to adjust certain portions of our executive compensation program for future years as a result of Watson Wyatt’s report (including, beginning to award performance-based shares in addition to time-based stock option awards), the report did not change our 2008 executive compensation program.

Elements of our Executive Compensation

Our executive compensation program consists of three primary elements: base salary, annual cash performance bonuses and stock option awards. In addition to these elements, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans and 401(k) matches, that are available to all employees.

While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our executive compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation.

We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as comparing our compensation levels to those paid by comparable companies (whether through a formal benchmarking performed by a third-party compensation consultant or an informal review of the compensation practices of comparable companies), our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

Base Salary. The base salaries paid to our executive officers are established based on the scope of their responsibilities, taking into account the compensation paid by other companies with which we believe we compete for executives. To provide a competitive base salary, our Compensation Committee targets executive officer annual base salaries between the 50th and 75th market percentiles of Our Peer Group. Some of these base salaries are mandated by employment agreements with our executive officers (for a description of these agreements, please see the section below titled “Employment Agreements”), which may not necessarily reflect the target market percentiles.

We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on market trends, along with the applicable executive officer’s responsibilities, performance and experience. For 2008: (i) Mr. Olsen’s base salary was increased approximately 6.25% to $425,000; (ii) Mr. Pollock’s base salary was increased approximately 4.35% to $240,000; (iii) Mr. Sampera’s base salary was increased approximately 4.88% to $215,000; (iv) Mr. Marashi’s base salary was increased approximately 2.90% to $213,000; (v) Mr. Roach’s base salary was increased approximately 2.86% to $216,000 (as discussed in footnote 3 to the Summary Compensation Table, Mr. Roach also earned a sales commission of $257,384 in 2008); and (vi) Mr. Browning’s base salary was increased approximately 2.86% to $216,000. Our Compensation Committee believes that the base salaries of our executive officers are consistent with its assessment of trends and competitive data.

Annual Cash Performance Bonus. Our annual cash performance bonuses, as opposed to our stock option awards, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe the immediacy of these cash performance bonuses, in contrast to our stock option awards which vest over a period of time, provides a significant incentive to our executives towards achieving their respective individual objectives, and thus our company-level objectives. Accordingly, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a major factor in attracting and retaining our executive officers. To provide competitive annual cash performance bonuses, our Compensation Committee targets executive officer annual cash performance bonuses between the 50th and 75th market percentiles. During recent years, our annual cash performance bonuses have been closer to the 75th percentile. To prevent the annual cash performance bonuses from reaching excessive amounts, however, we have tightened the performance requirements over recent years, by capping the revenue component.

We use annual cash performance bonuses to reward each of our executive officers when we achieve certain company-level financial objectives and the applicable executive officer attains certain individual performance objectives (each set of objectives is measured on an annual basis). Our company-level financial objectives, for purposes of determining annual cash performance bonuses, are our achievement of certain revenue and adjusted EBITDA goals. Upon our achievement of these targets: (i) our bonus pool is funded, with the level of funding of the bonus pool dependent on our levels of revenue and adjusted EBITDA achievement and (ii) from this bonus pool, we pay each of our executive officers a bonus equal to a percentage of each of their respective annual salaries, with the percentages specific to each individual executive officer’s performance.

Our annual cash performance bonus plan is funded if we achieve certain revenue and adjusted EBITDA targets. Our 2008 revenue and adjusted EBITDA targets were $166.4 million and $52.0 million, respectively. Revenue and adjusted EBITDA were each weighted 50% in terms of determining the amount of our bonus pool. In February 2008, our Compensation Committee established the targeted amount of our 2008 bonus pool at 10% of Company-wide base salaries, or $2.6 million. Our Compensation Committee believes that the revenue and adjusted EBITDA targets, along with the targeted amount of our 2008 bonus pool, were effective motivators because they are measurable, clearly understood and the drivers of improving both our revenue and profitability, which we believe should create long-term value for our stockholders.

As illustrated in the below performance grid, the funding of our 2008 bonus pool depended on our achievement of revenue and adjusted EBITDA targets. On the upside, the maximum amount of our 2008 bonus pool was capped at approximately $5.3 million. On the downside, if we did not meet either of the minimum revenue or adjusted EBITDA targets, then our 2008 bonus pool would not have been funded.

EBITDA Component	EBITDA	Bonus	% of Base Bonus
Less than 90%	$46,799,999	$—	0%
90%	$46,800,000	$659,125	50%
95%	$49,400,000	$988,688	75%
100%	$52,000,000	$1,318,250	100%
105%	$54,600,000	$1,977,375	150%
110%	$57,200,000	$2,636,500	200%
115%	$59,800,000	$3,295,625	250%

Revenue Component	Revenue	Bonus	% of Base Bonus
Less than 90%	$149,759,999	$—	0%
90%	$149,760,000	$659,125	50%
95%	$158,080,000	$988,688	75%
100%	$166,400,000	$1,318,250	100%
105%	$174,720,000	$1,647,813	125%
110%	$183,040,000	$1,977,375	150%
115%	$191,360,000	$1,977,375	150%

Our 2008 actual revenue and adjusted EBITDA were $171.5 million and $56.6 million, respectively. Therefore, based on the tables above, the pool was funded at 152.3% of the targeted amount, or $4.015 million. The calculation is illustrated below:

	Actual Achievement	Component Value from Performance Grid	Bonus	% of Base Bonus
Actual EBITDA	$56,547,000	109%	$2,494,389	189.2%
Actual Revenue	$171,500,000	103%	$1,520,771	115.4%

Total Bonus Pool for 2008			$4,015,160	152.3%

In sum, from our $4.015 million 2008 bonus pool, we paid a total of $1.2 million (or 29.1% of our total 2008 bonus pool) to our Named Executive Officers, at an average percentage of 169.1% of the 2008 target bonus. From the 2008 bonus pool, the 2008 annual cash performance bonuses that were paid to our Named Executive Officers were determined through a three part process.

First, the 2008 target bonus for each of our Named Executive Officers was 50% of his annual salary, except for: (a) Mr. Olsen who has a target bonus of $250,000 as dictated by his employment agreement and (b) Mr. Roach, who does not participate in our annual cash performance bonus plan.

Second, as a result of our 2008 actual revenue and adjusted EBITDA and the calculation of our 2008 bonus pool at 152.3% of the targeted amount, each of our Named Executive Officers (other than Mr. Roach) was eligible to receive 152.3% of his 2008 target bonus.

Third, these amounts were then subject to adjustment, as discussed below, based on the achievement of each of our Named Executive Officers (other than Mr. Roach) of his individual performance commitments. This achievement was determined through evaluations performed by Mr. Olsen (who evaluated all of the Named Executive Officers other than Mr. Roach and himself) and the Compensation Committee (who evaluated all of the Named Executive Officers other than Mr. Roach).

Mr. Olsen’s individual performance commitments were established at the beginning of 2008 in consultation with members of the Compensation Committee and additional members of the full Board. These commitments, and the weighting of each of these commitments in adjusting his 2008 bonus, were: (i) 50% on Switch & Data’s achievement of the 2008 revenue and adjusted EBITDA targets ($166.4 million and $52.0 million, respectively); and (ii) 50% on the completion of certain strategic initiatives led by the other Named Executive Officers all of whom are Mr. Olsen’s direct reports.

Each of our other Named Executive Officers (except for Mr. Roach who does not participate in our annual cash performance bonus plan), in consultation with Mr. Olsen, established his performance commitments for 2008 at the beginning of the year. These performance objectives varied for each Named Executive Officer based on his individual responsibilities and the business function that he manages, and included one or more of the following quantitative and qualitative and financial and strategic measures:

•	contribution to our financial performance;

•	financing of our business operations;

•	innovation;

•	product development and implementation;

•	quality of our products and services;

•	customer satisfaction;

•	organizational culture and leadership;

•	strategic planning and development;

•	operational excellence in our data centers; and

•	efficiency and productivity.

The performance commitments, and the weighting of each of these commitments in adjusting the 2008 bonuses, for our Named Executive Officers (other than Messrs. Olsen and Roach) included:

•

For Mr. Pollock—(i) 60% on Switch & Data’s achievement of the 2008 revenue and adjusted EBITDA targets ($166.4 million and $52.0 million, respectively); (ii) 20% on the successful management of Switch & Data’s capital expenditure and headcount budgets; and (iii) 20% on: (A) the implementation of a financing plan for increasing capacity through 2010, (B) the implementation of a new performance management framework, and (C) the continued improvement of the budgeting, accounting, and financial reporting processes.

•

For Mr. Sampera—(i) 50% on Switch & Data’s achievement of the 2008 revenue and adjusted EBITDA targets ($166.4 million and $52.0 million, respectively); (ii) 20% on the implementation of our market and product capacity development plans; (iii) 20% on the implementation of our 2008 public relations and investor relations plans and targeted growth for carrier density and peering port traffic; and (iv) 10% on the continued improvement of our marketing resources and processes.

•

For Mr. Marashi—(i) 40% on Switch & Data’s achievement of the 2008 revenue and adjusted EBITDA targets ($166.4 million and $52.0 million, respectively); (ii) 30% on our on-time and on-budget completion of certain data center and technology projects; (iii) 15% on Mr. Marashi’s recommendations regarding new, existing, and expanded data centers; and (iv) 15% on the continued improvement of our information technology and engineering processes.

•

For Mr. Browning—(i) 50% on Switch & Data’s achievement of the 2008 revenue and adjusted EBITDA targets ($166.4 million and $52.0 million, respectively); (ii) 30% on the successful management of customer ready dates, elimination of budgeting errors, and reduction in site failure due to operations staff; and (iii) 20% on the redevelopment and deployment of the network operations center, increased focus on our quality assurance processes for site inventories, and continued improvement in our operational processes.

After the end of 2008, the Compensation Committee, in its discretion, approved the bonus amount for each Named Executive Officer (other than Messrs. Olsen and Roach) based on Mr. Olsen’s recommendations to the Committee. Mr. Olsen’s recommendations reflected his assessment of each Named Executive Officer’s actual performance as measured against his 2008 individual performance commitments. For Mr. Olsen, the Compensation Committee determined his bonus amount based on the Compensation Committee Chairperson’s evaluation of Mr. Olsen’s performance.

Long-Term Incentive Program. While, as discussed above, our Compensation Committee has begun awarding performance-based shares for the 2009 year, we historically have only granted time-based stock option awards to our executives. We believe that the stock option awards provide our executive officers with a strong link to our long-term performance, create an ownership culture and closely align the interests of our executive officers and our stockholders. In addition, the vesting feature of our equity grants is designed to aid retention because this feature provides an incentive to our executive officers to remain employees during the vesting period.

In determining the size of equity grants to our executive officers, our Compensation Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership of our competitors, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards and the recommendations of management and any other consultants or advisors that our Compensation Committee may choose to consult. To provide a competitive long-term incentive program, our Compensation Committee targets executive officer equity compensation between the 50th and 75th market percentiles.

We currently do not have any formal plan requiring us to grant equity compensation on specified dates. We have not previously awarded equity grants in connection with the release or the withholding of material non-public information. We intend to ensure that we do not award equity grants in connection with the release or the withholding of material non-public information and that the grant value of all equity awards is equal to the fair market value on the date of grant.

We do not currently have any equity ownership guidelines for our executive officers.

2007 Stock Incentive Plan. In 2007, we adopted the 2007 Stock Incentive Plan. Eligible participants in the 2007 Stock Incentive Plan include our employees, consultants and non-employee directors. The 2007 Stock Incentive Plan provides for the granting of both incentive and nonqualified stock options, as well as restricted stock, stock appreciation rights and other stock-based awards. The 2007 Stock Incentive Plan has a total of 5,132,542 shares reserved for grant, of which 943,431 options were granted during 2008. Of such options, 858,431 were granted to our employees and have a weighted average exercise price of $10.95, with a ten year contractual term, vesting 25% each year over four years. The remaining 85,000 options were granted to non-employee directors, where 35,000 of such options have an exercise price of $11.09, with a ten year contractual term, vesting immediately, and 50,000 of such options have an exercise price of $11.09, with a ten year contractual term, vesting 25% each year over four years. Future awards issued under the 2007 Stock Incentive Plan will likewise be subject to a time-based or performance-based vesting schedule determined at the time of grant. Generally, the exercise price of options granted under the 2007 Stock Incentive Plan will be required to be at least equal to the fair market value of shares of our common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of any incentive stock option granted will be required to equal at least 110% of the fair market value on the grant date and the maximum term of the option will be required to not exceed five years. The term of all other options under the 2007 Stock Incentive Plan will be required to not exceed ten years.

Severance and Change of Control Arrangements. As discussed in more detail in the “Employment Agreements” section below, our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a new public company such as ours, and to enhance the enforceability of certain non-compete provisions against executive officers upon the termination of their respective employment agreements.

Other Compensation. Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our employees are entitled to participate.

Summary Compensation Table

The following table summarizes, for the fiscal years ended December 31, 2006, 2007, and 2008, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our four other Named Executive Officers serving in such capacity as of December 31, 2006, 2007, and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Keith Olsen	2008	425,000		—		596,149	400,000	7,750	1,428,899
Director, Chief Executive Officer and President	2007	400,000		—		389,452	340,000	9,373	1,138,825
	2006	350,000		—		60,376	112,000	7,914	530,290
George Pollock, Jr.	2008	240,000		—		301,854	250,000	7,750	799,604
Senior Vice President, Chief Financial Officer and Treasurer	2007	230,000		—		197,103	159,000	7,750	593,853
	2006	219,615		—		3,672	77,000	7,675	307,962
Ernest Sampera	2008	215,000		—		393,335	175,000	7,750	791,085
Senior Vice President and Chief Marketing Officer	2007	205,000		—		176,356	141,500	7,750	530,606
	2006	189,616		—		—	67,000	7,791	264,407
Ali Marashi	2008	213,000		—		317,679	180,000	7,750	718,429
Vice President of Engineering and Chief Information Officer	2007	207,000		60,000	(3)	207,477	143,000	4,060	621,537
	2006	200,000		—		—	52,000	162	252,162
William Roach	2008	473,384	(4)	—		226,952	—	—	700,332
Senior Vice President of Sales	2007	542,011		—		189,432	—	—	731,443
	2006	269,868		—		120,522	—	1,188	391,578
Charles Browning	2008	216,000		—		226,952	165,000	7,750	615,702
Senior Vice President of Operations	2007	210,000		—		140,047	145,000	7,033	502,080
	2006	202,615		—		1,102	62,000	8,780	274,497

(1)	Amounts shown in this column reflect the expense recognized by us for financial statement reporting purposes for the fiscal year in accordance with Financial Accounting Standards Board Statement No. 123R, Share Based Payment (“FAS 123R”), excluding any forfeiture estimates, and therefore include amounts from awards granted in and prior to the applicable fiscal year. See Notes 2 and 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a discussion of all of our assumptions made in determining the FAS 123(R) values of our equity awards.
(2)	Amounts included in All Other Compensation are primarily 401(K) company matching contributions.
(3)	Mr. Marashi received a one-time bonus of $60,000 in lieu of 10,000 stock options of our predecessor, as agreed to in his offer letter, but never granted.
(4)	Includes $257,384 paid to Mr. Roach in the form of sales commissions. Mr. Roach does not participate in Switch & Data’s non-equity incentive plan.

GRANTS OF PLAN BASED AWARDS TABLE

The following table provides information about cash and equity incentive compensation awarded to our Named Executive Officers in fiscal 2008, including: (1) the grant date of equity awards; (2) the range of possible cash payouts under our non-equity incentive plan for fiscal 2008 performance; (3) the number and exercise price of option awards; and (4) the grant date fair value of the option awards computed under FAS 123R.

Name and Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)(2)	Target ($)	Maximum ($)
Keith Olsen	2/26/2008	—	250,000	500,000	81,340	11.09	657,227
Director, Chief Executive Officer and President
George Pollock, Jr.	2/26/2008	—	120,000	240,000	41,167	11.09	332,629
Senior Vice President, Chief Financial Officer and Treasurer
Ernest Sampera	2/26/2008	—	107,500	215,000	36,833	11.09	297,611
Senior Vice President and Chief Marketing Officer
Ali Marashi	2/26/2008	—	106,500	213,000	43,333	11.09	350,131
Vice President of Engineering and Chief Information Officer
William Roach	2/26/2008	—	—	—	29,250	11.09	236,340
Senior Vice President of Sales
Charles Browning	2/26/2008	—	108,000	216,000	29,250	11.09	236,340
Senior Vice President of Operations

(1)	The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts under our non-equity incentive plan in respect of fiscal 2008 performance. For additional information related to the annual cash incentive awards including performance targets and funding, see the “Compensation Discussion and Analysis” section of this proxy statement.
(2)	Our non-equity incentive plan does not contain a threshold because none of the Named Executive Officers is entitled to receive a minimum cash payout under this plan.
(3)	These options vest 25% each year over the next four years.
(4)	The “Grant Date Fair Value of Stock and Option Awards” column shows the full grant date fair value of the option awards granted to the Named Executive Officers in fiscal 2008. The grant date fair value of the awards is determined under FAS 123R and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual FAS 123R accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The assumptions used for determining values are set forth in Notes 2 and 10 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by the Named Executive Officers.

Option Exercises and Year-End Option Values

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR END TABLE

The following table provides information regarding outstanding unexercised stock options held by each of our Named Executive Officers as of December 31, 2008. Each stock option grant is shown separately for each Named Executive Officer.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexerciseable		Option Exercise Price ($)	Option Expiration Date
Keith Olsen	376,569	(1)	—		3.87	3/31/2014
Director, Chief Executive Officer and President	32,849 —		98,547 81,340	(3) (4)	17.00 11.09	2/7/2017 2/26/2018
George Pollock, Jr.	16,625		49,875	(3)	17.00	2/7/2017
Senior Vice President, Chief Financial Officer and Treasurer	—		41,167	(4)	11.09	2/26/2018
Ernest Sampera	108,060	(2)	—		3.87	7/21/2014
Senior Vice President and Chief Marketing Officer	14,875 —		44,625 36,833	(3) (4)	17.00 11.09	2/7/2017 2/26/2018
Ali Marashi	17,500		52,500	(3)	17.00	2/7/2017
Vice President of Engineering and Chief Information Officer	—		43,333	(4)	11.09	2/26/2018
William Roach	11,812		35,438	(3)	17.00	2/7/2017
Senior Vice President of Sales	—		29,250	(4)	11.09	2/26/2018
Charles Browning	11,812		35,438	(3)	17.00	2/7/2017
Senior Vice President of Operations	—		29,250	(4)	11.09	2/26/2018

(1)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan, we granted stock options to Mr. Olsen to purchase 126,389 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.
(2)	Pursuant to the Predecessor’s 2003 Stock Incentive Plan we granted stock options to Mr. Sampera to purchase 20,000 shares of Series D-2 Preferred Stock. As part of our corporate reorganization, outstanding options to purchase the Predecessor’s Series D-2 Preferred Stock were replaced by new options under our 2007 Stock Incentive Plan to purchase our common stock.
(3)	These options were granted on February 7, 2007 with a vesting schedule of 25% each year over four years.
(4)	These options were granted on February 26, 2008 with a vesting schedule of 25% each year over four years.

OPTION EXERCISES TABLE

Name and Principal Position	Option Awards
	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
Keith Olsen	227,489	880,382
Director, Chief Executive Officer and President
George Pollock, Jr.	—	—
Senior Vice President, Chief Financial Officer and Treasurer
Ernest Sampera	—	—
Senior Vice President and Chief Marketing Officer
Ali Marashi	—	—
Vice President of Engineering and Chief Information Officer
William Roach	—	—
Senior Vice President of Sales
Charles Browning	—	—
Senior Vice President of Operations

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interest.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)(3)		Total ($)
Kathleen Earley	46,438		30,000		76,438
George Kelly	51,000		30,000		81,000
William Luby	51,583	(4)	30,000		81,583
Arthur Matin	60,396	(5)	30,000		90,396
Keith Olsen	—		—		—
G. Michael Sievert	44,166		232,000	(6)	276,166
Michael Sileck	48,562		232,000	(6)	280,562
M. Alex White	60,000	(7)	30,000		90,000

(1)	We paid our non-employee directors an annual fee of $40,000, pro-rated for the time of their service during 2008.
(2)	On February 26, 2008, we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, and these options had an exercise price of $11.09 and immediately vested.
(3)	Amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year in accordance with FAS 123(R), excluding any forfeiture estimates, and therefore include amounts from awards granted in and prior to the applicable fiscal year. See Notes 2 and 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for a discussion of all of our assumptions in determining the FAS 123(R) values of our equity awards.
(4)	Mr. Luby received an additional annual fee of $10,000 as the chairperson of our Corporate Governance and Nominating Committee.
(5)	Mr. Matin received an additional annual fee of $10,000 as the chairperson of our Compensation Committee.
(6)	On February 26, 2008, Mr. Sievert and Mr. Sileck each received an additional grant of 25,000 options, with an exercise price of $11.09 and vesting over a four year period.
(7)	Mr. White received an additional annual fee of $15,000 as the chairperson of our Audit Committee.

Director Compensation

During 2008, non-employees directors were paid an annual fee of $40,000. Messrs. Sievert and Sileck each received a pro-rated portion of the annual fee of $40,000 from the time they joined our Board. The chairperson of our Audit Committee receives an additional annual fee of $15,000, and the chairpersons of our Compensation Committee and Corporate Governance and Nominating Committee each receive an additional annual fee of $10,000. Committee members receive an additional annual fee $5,000, prorated for their time of service during 2008. We also reimburse our non-employee directors for reasonable expenses they incur in attending board or committee meetings. On February 26, 2008, (i) we granted options to purchase 5,000 shares of our common stock to each of our non-employee directors, with an exercise price of $11.09 and immediately vested; and (ii) granted to each of Messrs. Sievert and Sileck additional options to purchase 25,000 shares, with an exercise price of $11.09 and vesting over a four-year period.

Switch and Data uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, Switch and Data considers the competitive compensation trends for directors in the high-technology market, the demands of the various roles that directors hold, and the time required to fulfill their duties to Switch and Data.

Employment Agreements

On December 16, 2008, we entered into an employment agreement with Keith Olsen to serve as our President and Chief Executive Officer. The employment agreement will be in effect for an indefinite period of time until terminated. The employment agreement provides for an initial base salary of $425,000 per year subject to periodic review and may be increased, but not decreased. The employment agreement also provides that Mr. Olsen shall be eligible for an annual bonus targeted at an amount not less than $250,000, subject to our achievement of certain performance goals, and that he shall be entitled to receive or participate in our employee benefits plans on a basis that is no less favorable than those provided to other senior executives. The employment agreement may be terminated by us with or without cause and by Mr. Olsen with or without good reason. If the employment agreement is terminated for good reason by Mr. Olsen or without cause by us, Mr. Olsen will be entitled to receive: (A) in twelve equal monthly installments, the greater of (i) an amount equal to his base salary and bonus, if any, in the year prior to the year of termination, and (ii) $500,000; and (B) a continuation of benefits that were in effect as of the termination of the agreement, for a period of twelve months following termination. The employment agreement provides that, during his term of employment with us, and for a period of twelve months following any termination of employment with us, Mr. Olsen may not participate, directly or indirectly, in any capacity whatsoever, in any business in those states in which we or our affiliates are presently doing business or intend to do business within twelve months from the date of termination that is directly competitive with the business conducted by us or our affiliates, except that Mr. Olsen shall not be prohibited from owning 5% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Olsen may not solicit our, or our affiliates’, employees or customers during his term of employment, and for a period of twelve months following the expiration or termination of his employment with us. If Mr. Olsen terminated his employment for good reason, or if we terminated Mr. Olsen’s employment without cause, on December 31, 2008, Mr. Olsen would have received (i) his base salary of $425,000 over the twelve-month period following the termination date, (ii) the amount of his 2007 annual bonus of $340,000, and (iii) his health benefits over the twelve-month period following the termination date, at a cost to us of approximately $11,000.

As of December 31, 2008, Mr. Olsen held 98,547 unvested stock options with an exercise price of $17.00 per share and 81,340 unvested stock options with an exercise price of $11.09 per share. These unvested options may be exercised only while Mr. Olsen is an employee and will terminate and cease to be exercisable upon Mr. Olsen’s employment terminating, with exceptions in the event of termination without cause or termination within the year of a change in control. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On December 18, 2008, we entered into an employment agreement with George Pollock, Jr. whereby Mr. Pollock agreed to serve as our Senior Vice President, Chief Financial Officer and Treasurer. The employment agreement has an initial term ending on December 31, 2009 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 45 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $240,000 per year. The employment agreement also provides that Mr. Pollock shall be eligible for an annual bonus targeted at 50% of his base salary, subject to our achievement of certain performance goals. Mr. Pollock is also entitled to participate in our health benefit plan and 401(k) plan. The employment agreement may be terminated by us with or without cause and by Mr. Pollock for good reason at any time. Pursuant to the terms of the employment agreement, a change of control constitutes good reason. If the agreement is terminated for good reason by Mr. Pollock or without cause by us, Mr. Pollock will be entitled to receive his base salary over the twelve-month period following the termination date plus the prorated bonus amount for that calendar year plus medical insurance premiums for a period of twelve months after such termination. Assuming Mr. Pollock’s employment was terminated without cause by us on December 31, 2008, we would pay to Mr. Pollock (i) $240,000 over the twelve-month period following the termination date, (ii) the amount of his 2008 annual bonus of $250,000, and (iii) continue his health benefits over the twelve-month period following the termination date, at a cost of approximately $11,000.

Mr. Pollock’s employment agreement provides that during his term of employment with us and for a period of twelve months following any termination of employment with us, he may not participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with the business conducted by us or our affiliates except that he shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Pollock may not solicit our, or our affiliates’, employees or customers for a period of twelve months following the expiration or termination of his employment with us.

As of December 31, 2008, Mr. Pollock held 49,875 unvested stock options with an exercise price of $17.00 per share and 41,167 unvested stock options with an exercise price of $11.09 per share. These unvested options may be exercised only while Mr. Pollock is an employee and will terminate and cease to be exercisable upon Mr. Pollock’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On December 18, 2008, we entered into an employment agreement with Ernest Sampera whereby Mr. Sampera agreed to serve as our Senior Vice President and Chief Marketing Officer. The employment agreement has an initial term ending on December 31, 2009 and automatically extends for additional one-year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $215,000 per year. The employment agreement also provides that Mr. Sampera shall be eligible for an annual bonus targeted at 50% of his current base salary, subject to our achievement of certain performance goals. Mr. Sampera is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Sampera for good reason at any time. If the employment agreement is terminated for good reason by Mr. Sampera or without cause by us, Mr. Sampera will be entitled to receive his base salary for a period of twelve months after such termination plus the amount of the prior year’s bonus, if any, and, as permitted by the applicable benefit plan or policy, a continuation of benefits for twelve months that were in effect as of the termination of the employment agreement. Assuming Mr. Sampera’s employment was terminated without cause by us on December 31, 2008, we would pay to Mr. Sampera (i) $215,000 over the twelve-month period following the termination date, (ii) the amount of his 2007 annual bonus of $141,500 in twelve equal monthly installments, and (iii) continue his health benefits over the twelve-month period following the termination date, at a cost of approximately $11,000.

Mr. Sampera’s employment agreement provides that during his term of employment with us and for a period of twelve months following any termination of employment with us, he may not participate anywhere in the United States, directly or indirectly, in any capacity whatsoever, in any business that is competitive with the business conducted by us or our affiliates, except that he shall not be prohibited from owning 1% or less of the equity securities of any publicly held competitive business so long as he does not serve as an employee, officer, director or consultant to such business. In addition, Mr. Sampera may not solicit our, or our affiliates’, employees or customers for a period of twelve months following the expiration or termination of his employment with us.

As of December 31, 2008, Mr. Sampera held 44,625 unvested stock options with an exercise price of $17.00 per share and 36,833 unvested stock options with an exercise price of $11.09 per share. These unvested options may be exercised only while Mr. Sampera is an employee and will terminate and cease to be exercisable upon Mr. Sampera’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

We entered into an employment agreement with William Roach effective as of December 18, 2008 to serve as our Senior Vice President of Sales. The employment agreement has a stated term ending on December 31, 2009 and shall automatically be extended for a period of one year unless either party gives written notice to the other party on or before December 1 of the preceding year. The employment agreement provides that during the term, Mr. Roach shall be entitled to a base salary of $216,000 per year plus variable compensation based upon management objectives and invoiced revenues, as set forth in our commission plan. The employment agreement also provides that Mr. Roach shall not be entitled to a bonus, other than as set forth in the commission plan, unless he is specifically included by the Board in a particular bonus program. Mr. Roach is also entitled to participate in our employee benefit plans. The employment agreement may be terminated by us with or without cause and by Mr. Roach for good reason at any time during the term of the agreement. If the employment agreement is terminated for good reason by Mr. Roach or without cause by us, Mr. Roach shall be entitled to receive his base salary for a period of six months after such termination and, as permitted by the applicable benefit plan or policy, a continuation of benefits for six months. Assuming Mr. Roach’s employment was terminated without cause by us on December 31, 2008, we would pay $108,000 to Mr. Roach over the six-month period following the termination date and continue his health benefits over the six-month period following the termination date, at a cost to us of approximately $5,500.

As of December 31, 2008, Mr. Roach held 35,438 unvested stock options with an exercise price of $17.00 per share and 29,250 unvested stock options with an exercise price of $11.09 per share. These unvested options may be exercised only while Mr. Roach is an employee and will terminate and cease to be exercisable upon Mr. Roach’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

On August 8, 2005, we extended, and Ali Marashi accepted, an offer of employment whereby Mr. Marashi agreed to serve as our Vice President, Engineering and Chief Information Officer. Pursuant to the terms of the offer, Mr. Marashi is entitled to a base salary of $200,000 per year, payable bi-weekly, and is eligible for an annual bonus targeted at 50% of his annual base salary. Mr. Marashi is also entitled to participate in our health benefit plan and 401(k) plan. The employment offer letter is silent as to the term of the arrangement, the circumstances under which employment may be terminated and the consequences of such a termination. As a result, we have no contractual obligation to provide any severance payments upon termination.

As of December 31, 2008, Mr. Marashi held 52,500 unvested stock options with an exercise price of $17.00 per share and 43,333 unvested stock options with an exercise price of $11.09 per share. These unvested options may be exercised only while Mr. Marashi is an employee and will terminate and cease to be exercisable upon Mr. Marashi’s employment terminating. The options will also terminate if they are not exercised within 10 years from the grant date of the options.

As of the date of this proxy statement, we have not entered into an employment agreement with Charles Browning, and we do not currently intend to enter into such an employment agreement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Switch & Data Facilities Company, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Switch & Data Facilities Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Compensation Committee

Arthur Matin (Chairperson)

G. Michael Sievert

George Kelly

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for consideration at Switch & Data’s 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Switch & Data’s by-laws, as amended. To be eligible for inclusion, stockholder proposals must be received by Switch & Data’s Secretary no earlier than October 8, 2009 and no later than December 7, 2009. The Board will review any proposal from eligible stockholders that it receives within those dates and will determine whether any such proposal will be included in Switch & Data’s proxy materials for 2010.

In addition, the proxy solicited by the Board for the 2010 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 20, 2010.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposals on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of the proxy statement, Annual Report and Notice is being delivered to stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders residing at that address. We will promptly deliver a separate copy of the proxy statement, Annual Report and Notice to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to Clayton Mynard, Secretary, Switch & Data Facilities Company, Inc., 1715 North Westshore Boulevard, Suite 650, Tampa, Florida 33607. Oral requests may be made by calling Switch & Data Investor Relations toll free at (866) 797-2633. Any stockholder sharing a single copy of the proxy statement, Annual Report and Notice who wishes to receive a separate mailing of Switch & Data’s proxy statement, Annual Report and Notice in the future, and any stockholders sharing an address and receiving multiple copies of Switch & Data’s proxy statement, Annual Report and Notice who wish to share a single copy of those documents in the future, should notify us in writing at the foregoing address or by calling the foregoing telephone number.

APPENDIX A

AMENDED SWITCH & DATA 2007 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Switch & Data 2007 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Restricted Stock Awards, Performance Units, Performance Shares or Stock Appreciation Rights.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any Committee or person as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.

(c) “Award” means an Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit or Performance Share granted under the Plan.

(d) “Award Agreement” means a written agreement by which an Award is evidenced.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the happening of any of the following:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a Subsidiary or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities; or

(ii) The occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

(g) “Change in Control Price” means, as determined by the Board,

(i) the highest Fair Market Value of a Share within the 60-day period immediately preceding the date of determination of the Change in Control Price by the Board (the “60-Day Period”), or

(ii) the highest price paid or offered per Share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or

(iii) some lower price as the Board, in its sole and absolute discretion, determines to be a reasonable estimate of the fair market value of a Share.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means a Committee appointed by the Board in accordance with Section 4 of the Plan.

(j) “Common Stock” means the Common Stock, $.0001 value, of the Company.

(k) “Company” means Switch & Data Facilities Company, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are paid only a director’s fee by the Company or who are compensated by the Company for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(m) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.

(n) “Covered Stock” means the Common Stock subject to an Award.

(o) “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(p) “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.

(q) “Director” means a member of the Board.

(r) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is then listed on a national securities exchange, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock as quoted on such exchange on the day of determination, or, if there was no sale of Shares of Common Stock on such date, for the last preceding date on which there was a sale of Shares of Common Stock on such exchange, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is not then listed on a national securities exchange but is then traded on an over-the-counter market, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, or, if there was not bid and asked quotation on such date, for the last preceding date on which there was a bid and asked quotation for the Common Stock in such market, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(v) “Grantee” means an individual who has been granted an Award.

(w) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and that such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(y) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means a stock option granted under the Plan.

(bb) “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(cc) “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.

(dd) “Performance Share” has the meaning set forth in Section 9 of the Plan.

(ee) “Performance Unit” has the meaning set forth in Section 9 of the Plan.

(ff) “Plan” means this Switch & Data 2007 Stock Incentive Plan, as it may be amended from time to time.

(gg) “Restricted Stock Award” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.

(hh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ii) “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(jj) “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(kk) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 8,314,270 Shares, provided, however, that not more than 8,181,728 Shares may be subject to Awards that are Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.

(ii) Rule 16b-3. To the extent the Board considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Section 162(m) of the Code. To the extent the Board considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(iv) Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Committee, the Administrator shall have the authority, in its sole and absolute discretion:

(i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(u) of the Plan;

(ii) to select the Consultants and Employees to whom Awards will be granted under the Plan;

(iii) to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, for use under the Plan;

(vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;

(vii) to construe and interpret the terms of the Plan and Awards;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix) to modify or amend each Award (subject to Section 13 of the Plan). However, the Administrator may not modify or amend any outstanding Option or SAR so as to specify a lower exercise price or accept the surrender of an outstanding Option or SAR and authorize the granting of a new Option or SAR with a lower exercise price in substitution for such surrendered Option or SAR;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to determine the terms and restrictions applicable to Awards;

(xii) to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii) to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act; and

(xiv) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.

5. Eligibility and General Conditions of Awards.

(a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.

(b) Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement.

(c) Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement.

(d) Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Award Agreement, and subject to Section 11 of the Plan:

(i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan;

(ii) the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(e) Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement:

(i) the Grantee may exercise his or her unexercised Option or SAR at any time within 12 months from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii) the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(f) Death of Grantee. In the event of the death of an Grantee, then, unless otherwise provided by the Award Agreement,

(i) the Grantee’s unexercised Option or SAR may be exercised at any time within 12 months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

(ii) the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii) the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the date of death shall promptly be settled by delivery to the Grantee’s estate or a person who acquired the right to hold the Stock Grant by bequest or inheritance, of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards;

(iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(g) Nontransferability of Awards.

(i) Except as provided in Section 5(g)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii) Except as provided in Section 5(g)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii) To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:

(A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

(B) any person sharing the employee’s household (other than a tenant or employee);

(C) a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;

(D) a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or

(E) any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;

provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.

6. Stock Options.

(a) Limitations.

(i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Any Option designated as an Incentive Stock Option:

(A) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);

(B) shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:

(1) The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

(2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.

(ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that in the case of an Incentive Stock Option, the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

(A) In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

(B) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.

(C) Any Option that is granted to a Grantee not previously employed by the Company, or a Parent or Subsidiary, as a material inducement to the Grantee’s commencing employment with the Company may be granted with such exercise price as the Administrator determines to be necessary to provide such material inducement.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

(e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Administrator:

(i) pursuant to rules and procedures approved by the Administrator, promissory note;

(ii) Mature Shares;

(iii) pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Shareholder.

(A) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.

(B) An Option may not be exercised for a fraction of a Share.

(C) An Option shall be deemed exercised when the Company receives:

(1) written notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and

(2) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.

(3) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

(4) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option.

(b) Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:

(i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;

(ii) only with respect to the Shares for which its related Option is then exercisable; and

(iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.

The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.

(c) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by

(ii) the number of Shares with respect to which the SAR is exercised;

provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant, or any other limitation, as the Administrator shall specify. As determined by the Administrator, the payment upon exercise of a SAR may be in cash, in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

(d) No Employee shall be granted, in any fiscal year, SARs with respect to more than 1,000,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).

8. Restricted Stock Awards. Subject to the terms of the Plan, the Administrator may grant Restricted Stock Awards to any Employee or Consultant, in such amount and upon such terms and conditions as shall be determined by the Administrator.

(a) Administrator Action. The Administrator acting in its sole and absolute discretion shall have the right to grant Restricted Stock to Employees and Consultants under the Plan from time to time. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement, and each Restricted Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. The Administrator may make grants of Performance-Based Restricted Stock and grants of Restricted Stock that is not Performance-Based Restricted Stock.

(b) Performance-Based Restricted Stock.

(i) Effective Date. A grant of Performance-Based Restricted Stock shall be effective as of the date the Administrator certifies that the applicable conditions described in Section 8(b)(iii) of the Plan have been timely satisfied.

(ii) Share Limitation. No more than 1,000,000 shares of Performance-Based Restricted Stock may be granted to an Employee or Consultant in any calendar year.

(iii) Grant Conditions. The Administrator, acting in its sole and absolute discretion, may select from time to time Employees and Consultants to receive grants of Performance-Based Restricted Stock in such amounts as the Administrator may, in its sole and absolute discretion, determine, subject to any limitations provided in the Plan. The Administrator shall make each grant subject to the attainment of certain performance targets. The Administrator shall determine the performance targets which will be applied with respect to each grant of Performance-Based Restricted Stock at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance targets relate. The performance criteria applicable to Performance-Based Restricted Stock grants will be one or more of the following criteria: (i) Common Stock price; (ii) average annual growth in earnings per share; (iii) increase in shareholder value; (iv) earnings per share; (v) net income; (vi) return on assets; (vii) return on shareholders’ equity; (viii) increase in cash flow; (ix) operating profit or operating margins; (x) revenue growth of the Company; and (xi) operating expenses. The related Restricted Stock Agreement shall set forth the applicable performance criteria and the deadline for satisfying the performance criteria.

(iv) Forfeiture Conditions. The Administrator may make each Performance-Based Restricted Stock grant (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Administrator acting in its sole and absolute discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a Performance-Based Restricted Stock grant shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued (subject to the conditions, if any, described in this Section 8(b)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.

(c) Restricted Stock Other Than Performance-Based Restricted Stock.

(i) Effective Date. A Restricted Stock grant which is not a grant of Performance-Based Restricted Stock shall be effective (a) as of the date set by the Administrator when the grant is made or, if the grant is made subject to one, or more than one, condition, (b) as of the date the Administrator determines that such conditions have been timely satisfied.

(ii) Grant Conditions. The Administrator acting in its sole and absolute discretion may make the grant of Restricted Stock which is not Performance-Based Restricted Stock to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition which the Administrator deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such grant condition.

(iii) Forfeiture Conditions. The Administrator may make each grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Administrator acting in its sole and absolute discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued (subject to the conditions, if any, described in this Section 8(c)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.

(d) Satisfaction of Forfeiture Conditions. A Share shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(b) or Section 8(c) and shall be transferred to the Grantee.

9. Performance Units and Performance Shares.

(a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Employee or Consultant in such amounts and upon such terms as the Administrator shall determine.

(b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

(c) Payment of Performance Units and Performance Shares.

(i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, determined as a function of the extent to which the corresponding performance goals have been achieved.

(ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.

(d) Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

10. Tax Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Company proposes or is required to issue or transfer Shares under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares. A Grantee may pay the withholding tax in cash, or, if the applicable Award Agreement provides, a Grantee may elect to have the number of Shares he is to receive reduced by the smallest number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state, local and foreign, if any, withholding taxes arising from exercise or payment of a grant under the Plan (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Administrator. The Administrator may in its sole and absolute discretion disapprove and give no effect to the Withholding Election.

11. Adjustments Upon Changes in Capitalization or Change of Control.

(a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.

(b) Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its sole and absolute discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(ii) Merger or Asset Sale. Except as otherwise determined by the Board, in its sole and absolute discretion, prior to the occurrence of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its sole and absolute discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 15 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iii) Except as otherwise determined by the Board, in its sole and absolute discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Company, a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to the Change in Control Price (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

12. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Company within 12 months after the earlier of the date of its adoption by the Board or the date of its approval by the shareholders. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until the tenth anniversary of adoption of the Plan by the Board, unless terminated earlier under Section 13 of the Plan.

13. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

14. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

15. Liability of Company.

(a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b) Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.

16. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause.

18. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

19. Construction. The Plan shall be construed under the laws of the State of Delaware, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

VOTE BY INTERNET - www.proxyvote.com

SWITCH & DATA FACILITIES COMPANY, INC. 1715 NORTH WESTSHORE BOULEVARD, SUITE 650 TAMPA, FL 33607	Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Switch & Data Facilities Company, Inc. in mailing proxy materials, as well as to reduce adverse environmental impacts, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Switch & Data Facilities Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Switch & Data Facilities Company, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 and 3.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) you wish to withhold on the line below.
Vote on Directors 1. ELECTION OF DIRECTORS Nominees: 01) Keith Olsen 02) G. Michael Sievert 03) M. Alex White	☐	☐	☐

Vote on Proposals				For	Against	Abstain
2. To approve an amendment to increase the size of the Switch & Data 2007 Stock Incentive Plan by 3,181,728 shares.				☐	☐	☐

3. To ratify the appointment of PricewaterhouseCoopers LLP as Switch & Data Facilities Company, Inc.’s independent registered public accountants for the fiscal year ending December 31, 2009.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Switch & Data Facilities Company, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2009

The undersigned hereby appoints CLAYTON MYNARD and GEORGE POLLOCK, JR., or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Switch & Data Facilities Company, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Switch & Data Facilities Company, Inc., to be held at the InterContinental Hotel, 4860 West Kennedy Boulevard, Tampa, Florida 33607, on May 20, 2009, at 11:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FOR ALL LISTED NOMINEES FOR DIRECTOR, (2) FOR THE AMENDMENT TO INCREASE THE SIZE OF THE SWITCH & DATA 2007 STOCK INCENTIVE PLAN BY 3,181,728 SHARES, (3) FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS SWITCH & DATA FACILITIES COMPANY, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 AND (4) IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS THAT MAY BE BROUGHT BEFORE THE MEETING.